EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following:
(1)	Registration Statements on Form S-8 Nos. 33-23055, 33-33791, 33-53375, 33-58367, 33-64115, 333-11885, 333-16091, 333-46089, 333-59238, 333-108052, 333-118235, 333-147594, 333-161129 and 333-161215, of Becton, Dickinson and Company, and,

(2)	Registration Statements on Form S-3 Nos. 333-23559, 333-38193, 333-104019, 333-134143 and 333-159102 of Becton, Dickinson and Company;
of our reports dated November 25, 2009, with respect to the consolidated financial statements and schedule of Becton, Dickinson and Company and the effectiveness of internal control over financial reporting of Becton, Dickinson and Company, included in the Annual Report
(Form 10-K) for the year ended September 30, 2009.
/s/ Ernst & Young LLP
New York, New York
November 25, 2009